Exhibit 10.27

**** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECOND AMENDED AND RESTATED

BIODIESEL PURCHASE AGREEMENT

THIS SECOND AMENDED AND RESTATED BIODIESEL PURCHASE AGREEMENT (“Agreement”) is made and entered into as of August 3, 2007, by and among Imperium Grays Harbor, LLC (“IPGH”), a Washington limited liability company whose parent company is Imperium Renewables, Inc., (“Imperium”), with offices located at 1741 First Avenue South, Seattle, WA 98134 and Royal Caribbean Cruises, Ltd., a Liberia corporation with offices located at 1050 Caribbean Way, Miami, FL 33132, (“RCL”).

WITNESSETH:

WHEREAS, IPGH is completing construction of a new facility in the Port of Grays Harbor, in Washington State (the “IPGH Plant”) to produce biodiesel (“Pure Biodiesel”); and

WHEREAS, RCL is interested in the use of Pure Biodiesel blended with diesel (“Blended Biodiesel” and, together with the Pure Biodiesel, sometimes referred to collectively as “Biodiesel”) as a fuel for its fleet of cruise ships due to the tax credits and incentives that are available in the American Jobs Creation Act of 2004 and the Energy Tax Bill of 2005; and

WHEREAS, RCL and IPGH previously entered into that certain First Amended and Restated Biodiesel Purchase Agreement on September 30, 2006 which agreement is being amended and restated with respect to RCL and IPGH by means of this Agreement; and

WHEREAS, RCL and IPGH are currently working with a blender that has the requisite knowledge to blend Pure Biodiesel with diesel to create Blended Biodiesel, has the overall capability to sell Blended Biodiesel and can obtain available credits and other incentives in connection with such sale. Among the choices RCL may consider is using IPGH subject to IPGH obtaining the requisite license to become a blender in accordance with federal law; and

WHEREAS, IPGH has agreed to source, coordinate and manage the distribution of palm, soybean or canola oil, and possibly other oils that meet the appropriate specifications set forth in Exhibit A (“Oil”) as agreed between IPGH and RCL for the production of Pure Biodiesel and subsequent formulation of Blended Biodiesel and may source the Oil from a third-party supplier of such raw materials (the “Supplier”) subject to the terms of a multi-year supply Agreement (the “Supply Agreement”) which the parties anticipate will be negotiated by IPGH, RCL and the Supplier; and

WHEREAS, RCL has agreed to pay Supplier for such Oil in accordance with the terms of the Supply Agreement in order to resell same at cost to IPGH. Additionally, RCL at its sole discretion may terminate the Supply Agreement in accordance with its terms and substitute supplier with a different supplier and supply agreement. RCL shall be solely responsible for the payment of such Oil regardless of IPGH’s role in its procurement as long as all purchase orders were pre-approved by RCL; and

WHEREAS, IPGH will purchase such Oil from RCL, (or if agreed to by the parties IPGH may purchase same on behalf of RCL from the Supplier), refine it into Pure Biodiesel at the IPGH Plant, and, either IPGH or a third party blender designated by RCL (the “Blender”) shall blend the Pure Biodiesel into Blended Biodiesel [****]; and

WHEREAS, IPGH as a blender or the third party Blender will sell such Blended Biodiesel to RCL at a price [****]; and

WHEREAS, IPGH acknowledges that RCL has and uses another party to source some of its Pure Biodiesel and IPGH has agreed to purchase, at its sole discretion, from RCL any excess Pure Biodiesel that RCL may decide to resell to IPGH from its third party source, from time to time, at the terms and conditions no less favorable than those at which RCL obtained such fuel at the time of its purchase; and

WHEREAS, IPGH has sourced and obtained for RCL some Pure Biodiesel from a third party in order to meet RCL’s requirements for the first sailing season taking place during the term of this Agreement; and

WHEREAS, the parties wish to amend and restate the First Amended and Restated Biodiesel Purchase Agreement to provide for some changes in the terms and conditions as expressed below:

NOW, THEREFORE, in consideration of the issuance of the promissory notes described in Section 1(d) and the mutual promises and covenants contained herein, RCL agrees to purchase Oil for sale to IPGH, IPGH agrees to purchase such Oil from RCL (or from a third party supplier if so agreed to between the parties) and convert it into Pure Biodiesel which meets or exceeds the RCL fuel specifications based on ASTM D65751 requirements (the “RCL Standards”), and is largely similar (except those differences inherent in the feedstock) in properties and performance to the reference sample of Pure Biodiesel previously provided by Imperium (the “Reference Sample”) (see Exhibit A for the RCL Standards and the Reference Sample specifications), upon the terms and conditions hereinafter set forth. IPGH agrees to blend or under the direction of RCL, to cause a third party Blender to blend such Pure Biodiesel with diesel, and RCL agrees to purchase the Blended Biodiesel from IPGH, or if applicable from the third party Blender under the terms of this Agreement.

1. Term; Recitals; Consideration

(a) Initial Term. The initial term of this Agreement commenced April 1, 2007 (the “Commencement Date”) and shall terminate December 31, 2011 (the “Termination Date”) (the “Initial Term”), unless terminated earlier pursuant to Section 10.

(b) Renewal Term. RCL shall have the option of renewing this Agreement for a period of three (3) years (the “Renewal Term”) by providing to IPGH and, if applicable, the Blender, no later than six months prior to the Termination Date, notice of its desire to renew this

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Agreement, in which case this Agreement shall terminate on December 31, 2014, unless terminated earlier pursuant to Section 10. (The Initial Term, and if applicable the Renewal Term, are collectively referred to herein as the “Term.”)

(c) Recitals. The foregoing Recitals are true and correct and are incorporated herein by reference.

(d) Consideration. In consideration of the amendments set forth in this Agreement, Imperium shall deliver to RCL (i) an unsecured promissory note in the principal amount of $4.0 million, in substantially the form attached to Exhibit E, and (ii) an unsecured convertible promissory note in the principal amount of $10.0 million in substantially the form attached to Exhibit F.

2. Forecasts; Quantities; Orders

(a) Quarterly Schedule. RCL has delivered to IPGH a schedule estimating the shipment quantities and delivery dates for purchases by RCL of the Blended Biodiesel from IPGH (in the event IPGH is the blender) or from the Blender for the calendar quarter from April 1, 2007 through September 30, 2007 (the “Fuel Schedule”). The Fuel Schedule outlines the dates, quantities, and equipment with which RCL will be taking delivery of Biodiesel FCA (RCL Designated Vessel), as that term is defined in INCOTERMS 20001. Not later than one (1) month before the beginning of each subsequent calendar quarter during the Term of this Agreement, RCL shall provide to IPGH (and, if applicable, to the Blender) a Fuel Schedule for each such upcoming quarter. IPGH shall have ten (10) business days from receipt of each Fuel Schedule (including the one delivered upon execution of this Agreement) to confirm the dates, quantities and compatibility of equipment. Should discrepancies arise, RCL and IPGH will negotiate in good faith to resolve the dispute within fifteen (15) business days, and shall resolve the dispute in a manner that results in the least possible economic hardship to both parties, it being recognized that IPGH has other Biodiesel customers it must satisfy and this Agreement is premised on IPGH providing RCL with sufficient storage capacity for IPGH to accept [****] of Oil at any time, plus store all the Pure Biodiesel and Blended Biodiesel ordered by RCL in accordance with the Annual Forecast (as defined in sub-paragraph (b) below).

(b) Annual Forecast. RCL has previously delivered an estimate of shipment quantities and delivery dates for the twelve months commencing with April 1, 2007. Thereafter, at the time RCL delivers the Fuel Schedule for the quarters beginning April 1 and October 1 of each year during the Term hereof, RCL shall provide to IPGH and, if applicable, to the third party Blender a yearly estimate of shipment quantities, delivery dates, and type(s) of equipment for the twelve months commencing on April 1 and October 1, as the case may be (each an “Annual Forecast”). RCL shall seek in good faith to ensure the accuracy of each Annual Forecast.

(c) Quantities. Subject to the other provisions of this Agreement, the following shall govern the quantities of Oil RCL will purchase for sale to IPGH, and the quantities of Pure Biodiesel IPGH will refine for RCL as well as the quantities IPGH, as blender (or the third party Blender), will blend into Blended Biodiesel for sale to RCL.

[1]	INCOTERMS 2000 is the Official Rules for the Interpretation of Trade Terms of the International Chamber of Commerce.

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(i) RCL shall purchase sufficient quantities of Oil to enable IPGH as blender or the third party Blender, as the case may be, to refine and produce the quantities of Biodiesel agreed upon in the Fuel Schedule. The initial refinery design assumes a 1:1 conversion ratio of Oil to Pure Biodiesel. The parties recognize that actual experience may cause such conversion ratio to change. The parties agree to cooperate and adjust these ratios as necessary to reflect actual production ratios in the IPGH Plant.

(ii) Subject to IPGH’s maximum supply obligation set forth in Subsection (iii) below, IPGH agrees to produce during the months of April through and including October of each year during the Term of this Agreement (the “Sailing Season”), about sixty thousand (60,000) metric tons of Pure Biodiesel to be blended into Blended Biodiesel, and if a third party Blender is used then such Blender will have to purchase such quantities from IPGH (the “Blender Minimum Quantity”); and RCL in turn agrees to order from IPGH, or if applicable from the third party Blender, a sufficient quantity of Blended Biodiesel so that IPGH (or the third party Blender) is able to blend and resell all of the Blender Minimum Quantity to RCL (the “RCL Minimum Quantity” and each sometimes referred to as the “Minimum Quantity”). There shall be no obligation to purchase a minimum quantity during the other months of the year (the “Non-Sailing Season”). Notwithstanding the foregoing, RCL shall have the right with the prior approval of IPGH, not to be unreasonably withheld, to (i) take delivery of all or part of the RCL Minimum Quantity at other ports along the West Coast of the United States or in Hawaii, provided that RCL shall use its best efforts to give IPGH reasonable notice of the destination(s) for each delivery in advance to allow IPGH to arrange for transportation to such alternate ports, the incremental cost of which will be added to IPGH’s invoice; (ii) sell all or part of the RCL Minimum Quantity in the open market for the benefit of both IPGH and RCL at the terms and conditions to be determined by the parties at such time; and (iii) reduce the RCL Minimum Quantity without penalty if IPGH’s business is not negatively impacted by such reduction.

(iii) IPGH’s maximum supply obligation of Pure Biodiesel for any particular Sailing Season shall be one hundred ten percent (110%) of the total quantity of Pure Biodiesel IPGH produced for blending, or if applicable delivered to Blender for blending, and sold to RCL during the previous Sailing Season during which at least the Minimum Quantity was purchased (the “Sailing Season Maximum Quantity”). IPGH’s maximum supply obligation of Pure Biodiesel for blending and sale to RCL for any particular Non-Sailing Season shall be one hundred ten percent (110%) of the total quantity of Pure Biodiesel produced for blending, or if applicable delivered to Blender for blending, and sale to RCL during the previous Non-Sailing Season (the “Non-Sailing Season Maximum Quantity” and each sometimes referred to as the “Maximum Quantity”). IPGH shall use its best efforts, in good faith and using its reasonable judgment, to try to accommodate both RCL’s requirements of Biodiesel and IPGH’s requirements of Biodiesel for its other customers.

(iv) In the event that, during any given calendar quarter, RCL requests that IPGH produce more than one hundred ten percent (110%) of the Pure Biodiesel quantity in the Fuel Schedule for such quarter for purposes of blending same into Blended Biodiesel, IPGH will use its reasonable efforts to agree to supply such amount at the contract price agreed herein. In no event, however, shall IPGH be obligated to supply such excess quantities if such would hinder IPGH meeting the Pure Biodiesel needs of its other long term contract customers or if such would put a material strain on IPGH’s operations.

(v) IPGH as the blender, or if applicable the third party Blender, shall have the capacity to process and manufacture the quantities of Blended Biodiesel agreed upon by IPGH and RCL, and IPGH or such third party Blender accordingly agrees to blend and sell Biodiesel to RCL in the quantities set forth in the Fuel Schedule. Additionally, IPGH, or if applicable the third party Blender, shall have the financial capacity to absorb, in its totality, the maximum excise tax credit available to it for the production of Blended Biodiesel in accordance with Section 40A of the Internal Revenue Code of 1986, as amended.

(vi) Notwithstanding the foregoing, the Parties acknowledge that for the 2007 Sailing Season, IPGH has purchased Pure Biodiesel for RCL from a third party supplier with the express consent of RCL and that the quantities of Pure Biodiesel purchased satisfy the Minimum Quantity obligations of all the parties hereto for such period.

(vii) If a third party Blender is used, IPGH shall deliver the Pure Biodiesel to the Blender at the direction of RCL pursuant to a written confirmation in the form attached to this Agreement as Exhibit D (the “Confirmation”).

3. IPGH New Plant Description and Qualification Procedures

(a) IPGH acknowledges that RCL originally committed to this Agreement based on a fully operational plant as of May 15th, 2007. The IPGH Plant will have a designed minimum annual production capacity of three hundred thousand (300,000) metric tons of Pure Biodiesel (the “Designed Plant Capacity”) initially focusing on palm oil but will be capable of converting all three types of Oil, within six (6) months after it is Commissioned (as hereinafter defined). IPGH will exert commercially reasonable best efforts to ensure that the IPGH Plant will be Commissioned no later than November 1, 2007, it being understood that Commissioning of the IPGH Plant is subject to approvals from governmental officials that IPGH cannot control. IPGH will provide monthly updates to RCL on the progress of Commissioning the IPGH Plant and immediate updates (without delay and regardless of how soon the next monthly update is to be delivered) of any developments that affect the Commissioning of the IPGH Plant, compared to the information provided in the latest update, or that affect IPGH’s ability to meet the Fuel Schedule for the then current year. Notwithstanding the foregoing, if by November 1, 2007, IPGH is unable to guarantee to RCL production of the Maximum Quantity for the 2008 Sailing Season in accordance with the then current Fuel Schedule, then RCL shall have the right, without penalty and without notice, to immediately terminate this Agreement. For purposes of this Agreement, the IPGH Plant shall be deemed “Commissioned” at such time as it has produced 1,000 metric tons of Pure Biodiesel per day for ten (10) continuous days with the quality specifications set forth in Exhibit A. IPGH represents that the tank farm related to the IPGH Plant became operational on April 30, 2007.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that the IPGH Plant is unable to deliver the RCL Minimum Quantity in accordance with the current Fuel Schedule (for any reason including but not limited to the IPGH Plant not Commissioned or if it is not properly operating), IPGH guarantees and covenants to RCL that it will find an alternative fuel source that will sell to RCL at the same price and volumes as set forth in this Agreement. It shall be at RCL's sole discretion to decide if the alternative fuel meets with its standards of quality. If IPGH is unable to find an alternative fuel source that meets the foregoing requirements, then it shall notify RCL with sufficient time for RCL to locate its own alternative fuel source. IPGH hereby agrees to credit RCL against future purchases or if necessary reimburse RCL for the difference paid between the purchase price agreed to in this Agreement (at the highest amount to be charged to RCL pursuant to Section 4 hereof) for the Biodiesel and that paid by RCL for the alternative fuel.

(c) IPGH’s parent, Imperium, has guaranteed IPGH’s obligations under this Agreement pursuant to the guaranty executed by Imperium dated as of September 20, 2006, a copy of which is attached hereto as Exhibit B.

(d) Post-Commission, IPGH shall immediately notify RCL of any development that could affect the operations of the IPGH Plant.

4. Price

(a) Price Calculation of Oil. IPGH shall take delivery of the Oil from the supplier jointly agreed upon by IPGH and RCL, D.A.F. (United States northwestern border), as that term is defined in INCOTERMS 2000, at the actual price paid plus the actual shipping and any other actual costs incurred (the “Oil Price”).

(b) Price Calculation of Biodiesel. The price of Biodiesel under this Agreement shall be calculated using a cost plus method. Price is determined using the following formulae on the date and time when title to the Biodiesel changes. Title will change as follows: First, upon the transfer of Pure Biodiesel from the IPGH refinery to the third party Blender, if one is used, and second, upon the transfer of the Blended Biodiesel from the Blender to RCL [****]; if IPGH does the blending then title will change only once, when IPGH transfers the Blended Biodiesel to RCL [****].

(i) Calculation of Refinery Price.

a. For Biodiesel produced at the IPGH Plant and delivered FCA (RCL Designated Vessel) under this Agreement within the Minimum and Maximum Quantities set forth in Sections 2(c)(ii) and 2(c)(iii), in addition to reimbursing IPGH the Oil Price, RCL shall also pay to IPGH, for IPGH's services in converting the Oil into Biodiesel, IPGH’s actual fully-burdened cost of refining the Oil (the “Cost”, as hereinafter further defined) plus a sliding corporate overhead and profit margin (the “Profit”) of at least $[****] per gallon. The Profit may increase above $[****] per gallon based on a cost reduction incentive described in section (iii) below. The Cost plus the Profit equal the “Refinery Price”. IPGH agrees to cap the Cost and Profit at $[****] per gallon (the “Limit”). If a third party Blender is used then such Blender shall reimburse IPGH for the Oil Price and Cost in lieu of RCL.

b. IPGH’s initial pro forma estimate of the Cost is between $[****] and $[****] per gallon. Cost is defined as the direct materials, direct labor and the properly allocated share of factory overhead attributable to the manufacturing, handling and storage of the Pure Biodiesel product at

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the IPGH Plant. RCL’s percentage share of Cost will be calculated by dividing the Blender Minimum Quantity by the higher of the Designed Plant Capacity or the actual production for the plant for that calendar year. IPGH agrees that costs that are incurred due to poor operation procedures or controls (as determined by RCL in its reasonable discretion) will not be allocated to RCL. IPGH will provide RCL with full rights to inspect the books and records of IPGH to verify these costs. An initial estimate (to include but not be limited to the items listed) of the detailed costs that will apply to the product produced is attached in Exhibit C hereto. There will be no pass through of any fees from Imperium or any of its other affiliates without the express written consent of RCL. Should a third party Blender be used, such Blender shall take on the obligations and responsibilities of RCL set forth in this subparagraph (b); however, RCL shall retain its audit rights.

c. No technology license fee will apply to this Agreement.

For example:

Biodiesel Price Calculation Components	$$ per gallon
[****]	[****]

(ii) For calculation of the Blender’s Price, see Section 4(f). Even if the Blender is IPGH this price will be calculated into the final price charged by IPGH to RCL for the Blended Biodiesel.

(iii) It is in the interest of IPGH and RCL for IPGH to reduce costs in its manufacturing operation. In an effort to accomplish this goal, the parties agree to an inverse sliding scale in which IPGH will be entitled to increases in the IPGH Profit to the extent that Costs are less than $[****] per Gallon. The sliding scale is as follows:

Profit (per Gallon)	Cost (per Gallon)
[****]	[****]

(c) Quarterly Price Recalculation. It is not the intention of any of the parties to this Agreement that material price fluctuations in any of the significant underlying commodities inputs to the refining process (i.e., electricity, water, natural gas, other utilities, methanol and/or ethanol, sodium methylate) should cause undue hardship to either party. On the first day of each calendar quarter during the Term of this Agreement, IPGH will compare the cost of

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significant commodity inputs for the quarter just ended to the previous quarters. If the cost of these commodity inputs has changed by more than five percent (5%) on an annualized basis, the Limit will be adjusted pro rata to reflect the new cost from that point forward, provided such increase is not due to IPGH’s poor operation procedures or controls, in which case RCL shall have the right to contest the increase pursuant to the operational process set forth below in Subsection (d).

(d) Operational Processes. The parties will be motivated to reduce costs aggressively whilst maintaining quality and safety at all times. RCL will be allowed to audit the operation of the facility and propose changes to process and procedures that may reduce costs for the parties. These proposed changes will be supplied to IPGH who will respond with an implementation feasibility analysis within 15 business days. The purpose of this analysis is to determine the cost/benefit of the proposed process change and make a high level analysis of implementation cost, time, and dependencies. IPGH and RCL agree to work together to put into operation those proposed changes with a positive feasibility analysis in a timely manner.

(e) Blender’s Credit: The price per gallon charged by IPGH as blender, or if applicable by the third party Blender, to RCL will take into account [****]. RCL acknowledges that (i) the tax credit or other incentive is for the benefit of IPGH if it acts as the blender or the third party Blender, as the case may be, and that RCL shall have no rights to claim such tax credit or other incentive for its benefit, and (ii) the tax credit or other incentive for Biodiesel products are currently scheduled to terminate during the Initial Term of this Agreement. IPGH, or if applicable the third party Blender, shall indemnify and hold RCL harmless against all loss, damage and expense arising from any claims that may be made against RCL by the Internal Revenue Service or other third party in the event of a subsequent disallowance of, or similar adverse ruling with respect to the ability of IPGH or the third party Blender, as the case may be, to claim the tax credit for Biodiesel previously sold to RCL hereunder unless such disallowance or adverse ruling is caused by the failure of RCL to use the Blended Biodiesel as a fuel.

(f) Blender’s Price: IPGH or the third party Blender, as the case may be, will charge RCL the Refinery Price charged by IPGH, plus the actual cost of the blended diesel stock plus all direct costs [****] (the “Blender Profit”, and all collectively the “Blender Price”). In order to comply with the federal fuel excise tax credit rules Blender (whether IPGH or a third party) hereby agrees to add a dye to the Blended Biodiesel.

For example:

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Blended Biodiesel Calculation Components	$$ per gallon of Blended Biodiesel
[****]	[****]

(g) IPGH as blender has stipulated and RCL has agreed to the following clarifications of IPGH’s role and assumptions as Blender. If a third party Blender is used, similar stipulations will be included in the Blender’s agreement.

(i)	The calculation of the Blender Price assumes the cost of funds based on the Prime Rate (as published from time to time in the Wall Street Journal) less half a percent;

(ii)	Any imposition or elimination of Federal, state, and local taxes, credits or fees, or any changes to existing taxes, credits and fees that apply to Biodiesel under this Agreement will be on a pass-through basis; it being understood that IPGH as blender is making no representation or warranty regarding the ongoing availability of tax credits or other incentives;

(iii)	[****];

(iv)	If a third party Blender is used, such third party Blender will not be required to warrant the integrity, storage, fuel stability, cold flow properties, cleaning effect, materials compatibility, energy content, engine oil dilution, mixing ratios and handling of the Pure Biodiesel, nor will it have any liability related to same; provided, the foregoing is not intended to limit the third party Blender’s responsibility for the quality of the performance of its services as blender of the Pure Biodiesel; and

(v)	If IPGH becomes the blender, then it hereby represents and warrants, as of the time it is designated the Blender, to RCL that is has been duly issued all licenses and permits required by law in order to qualify as a blender for the excise tax credits available pursuant to Section 40A of the Internal Revenue Code of 1986, as amended, and that such licenses and permits are valid and in effect as of the date of its designation as Blender. Furthermore, IPGH shall take all necessary steps to ensure such licenses and permits remain valid and in effect throughout the Term of this Agreement.

(h) Invoice. The following invoice procedures assumes that RCL is the purchaser of the Oil directly from the Supplier of same and that IPGH has a Designed Plant Capacity that can accommodate the storage and production of Pure Biodiesel and Blended Biodiesel at the volumes contemplated by this Agreement for RCL. In the event that optimal shipment quantities and schedules are materially different from these assumptions, the parties will negotiate in good faith a pro-rata adjustment to the invoicing procedure. If RCL does not exercise its right to purchase the Oil directly from the Supplier, and instead IPGH assumes the purchasing responsibility, then there will be no invoice from RCL for the Oil and the costs for the Oil will be passed through the Price Calculation as set forth in Exhibit C hereof.

(i)

IPGH shall order the Oil in accordance with the Fuel Schedule by submitting a written purchase order identifying the quantity, requested delivery date(s) and any export/import information required to enable RCL to approve the order to be filled by IPGH with the Supplier,

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provided that any terms or conditions included in such purchase order which vary, conflict with or add to the terms of the Supply Agreement shall be null and void and of no legal effect on RCL, unless such amendment is consented by all parties involved in writing. All shipment orders shall be placed in the most cost effective manner which the parties have agreed is [****]. All orders shall be subject to the terms of the Supply Agreement, and in the event of a conflict between any such order and the Supply Agreement, the Supply Agreement shall prevail. All purchase orders must be submitted to the Supplier at least 75-days prior to the requested delivery date.

(ii)	Supplier shall issue an invoice and bill of lading to RCL prior to the Oil departing the port of embarkation, payable by RCL directly to Supplier (“Supplier Invoice”).

(iii)	RCL shall invoice IPGH for the Oil and deliver a bill of lading in IPGH’s name at least five (5) days prior to the Oil entering United States territorial waters (the “RCL Sale Date”), payable within fifty-five (55) days (the “RCL Invoice”) of the RCL Sale Date. IPGH will refine such Oils into Pure Biodiesel.

(iv)	IPGH shall manufacture the Pure Biodiesel in accordance with the volumes and deadlines set forth in the Fuel Schedule. If a Blender other than IPGH is used, then IPGH shall invoice Blender on such date for the Pure Biodiesel sold to such third party Blender, payable within fifteen (15) days (the “IPGH Invoice”). If IPGH does the blending then it shall not produce an invoice at this time.

(v)	IPGH, or if applicable the third party Blender, shall manufacture and sell the Blended Biodiesel to RCL in accordance with the volumes and deadlines set forth in the Fuel Schedule. IPGH or the third party Blender, as the case may be, shall invoice RCL on such date, payable within fifteen (15) days (the “Blender Invoice”).

(vi)	Late payments under this subsection will incur interest at the rate of 18% per annum, or the highest rate permitted by law, whichever is lower.

(i) In the event a Blender other than IPGH is used, and IPGH has provided and Blender has not taken delivery of Blender’s Minimum Quantity by the end of any Sailing Season, IPGH shall invoice RCL directly for the Cost and Profit of Biodiesel times the difference between the Minimum Quantity and the amount actually delivered to Blender (the “Deficit”), it being understood that this Agreement is in the nature of a “take-or-pay” contract with respect to the Minimum Quantity and IPGH shall have no obligation to deliver or store Deficit Biodiesel but will work with RCL to mitigate damages related thereto. RCL shall have no liability to the third party Blender for failure to purchase from the third party Blender its Minimum Quantity so long as RCL purchases from the third party Blender sufficient quantity of Blended Biodiesel so that such third party Blender is able to use all of the Pure Biodiesel purchased by the third party Blender from IPGH, IPGH’s affiliates, or third parties arranged by IPGH, in accordance with the terms of this Agreement; provided, however, that in such circumstance neither IPGH nor the third party Blender shall be considered in breach of any obligation under this Agreement for failure to supply the relevant minimum quantities.

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(j) Payment Procedures. IPGH and RCL hereby agree to enter into a written agreement with a third party provider (the “Manager”) for the establishment of a Lockbox account (the “Lockbox”) into which payments for the Pure Biodiesel and Blended Biodiesel, as the case maybe, will be deposited in accordance with the credit terms provided above. If a third-party Blender is used, then the agreement executed with such blender shall contemplate the arrangements set forth below for a Lockbox to which such Blender must also agree. IPGH and RCL may at any time by their mutual agreement change the payment procedures set forth in Subsection (i) below, in which case any agreement with the third party Blender shall include its prior consent and an agreement to abide by the new payment procedures jointly established by IPGH and RCL.

(i)

During the Sailing Season. In the event RCL exercises its right to purchase the Oil directly from the Supplier then this invoice procedure shall apply. If a third party Blender is used, then such Blender will pay, into the Lockbox, within the credit payment terms of the IPGH Invoice the difference between the IPGH Invoice and the Blender Invoice[2] (the “Net Payment”). If IPGH does the blending, then IPGH shall pay, into the Lockbox, within four (4) days of delivering the Blended Biodiesel to RCL the difference between the Blender Price and the Refinery Price. RCL will pay, into the Lockbox, the Blender Invoice in full within the payment terms set forth therein. The Manager, upon presentment by each of IPGH and RCL of a duly issued IPGH Invoice and RCL Invoice, respectively, shall disburse from the Lockbox the account balance to pay in full each of IPGH’s and RCL’s invoices. For clarity purposes, the Lockbox system is used to ensure all the parties are paid from RCL’s and the blender’s payment without the need to rely on the third party Blender and IPGH to disburse the funds. Therefore, upon deposit by the third party Blender of the Net Payment, the IPGH Invoice issued to such Blender shall be deemed paid and cancelled as far as the third party Blender is concerned.

(ii)	Payment of Excess Oil and Deficit Oil at the End of the Sailing Season. If RCL has supplied IPGH pursuant to Section 5(b) with more Oil than IPGH was able to use during the Sailing Season, then IPGH shall pay RCL directly for the unused Oil. Likewise, any payments owed by RCL to IPGH for Deficit Biodiesel, in the event a third party Blender is used, pursuant to Section 4(i) shall be made directly to IPGH. In both cases the parties agree not to use the Lockbox procedures to make these payments.

(k) Third-Party Blender. Should RCL decide to use a blender other than IPGH, or should IPGH decide not to perform the blending work to blend the Pure Biodiesel into Blended Biodiesel, thus requiring RCL to find a third-party Blender, then RCL and IPGH shall enter into a written confirmation with such blender in the form attached hereto as Exhibit D setting forth the terms contained in this Agreement that apply to the blending process of Pure Biodiesel into Blended Biodiesel.

[2]	This formula will allow the third party Blender to withhold its profit of $[****] per gallon and its direct costs, thus not requiring the Manager to disburse any payments to the Blender.

[****]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5. Delivery, Shipment and Storage

(a) Deliveries of Oil. If RCL exercises its right to procure the Oil, then it will take title to such Oil in accordance with the Supply Agreement entered into with the Supplier. Title and risk of loss of the Oil shall transfer from RCL to IPGH pursuant to the terms of the Supply Agreement at the time the Oil is delivered in international waters before entering the territorial waters of the United States D.A.F. (United States northwestern border). Notwithstanding the foregoing, IPGH will make all the arrangements with the Supplier and the carrier for the shipment of the Oil to the designated port of destination and will obtain insurance to cover the shipment up to its arrival at the destination port by including itself as an additional insured on the insurance policy, if permissible under the policy, although RCL shall be responsible for the payment of these deliveries, including the insurance, and title to the Oil will transfer pursuant to the terms of the Supply Agreement. Supplier shall supply such quantities of Oil, based on the conversion ratio set forth in Section 3 and the Fuel Schedule (all of which shall form part of the Supply Agreement), as will enable IPGH to refine the quantities of Biodiesel which IPGH is obligated to refine for eventual sale to RCL. The Oil shall arrive at the IPGH Plant at least thirty (30) days before the corresponding Biodiesel is to be produced for RCL and IPGH shall maintain a minimum inventory equal to fifteen (15) days of Oil consumed in the conversion to Biodiesel for RCL. Furthermore, IPGH shall not use third party oil for RCL’s production of Biodiesel, unless mutually agreed to with RCL. RCL's quantity measurements, established in good faith, shall govern unless proven to be in error. Variations of one percent (1%) or less from the net volume of any shipment shall be disregarded unless otherwise governed by the Supply Agreement.

(b) Insufficient/Excess Oil. If, at the end of any calendar quarter, supplier has not shipped sufficient Oil to IPGH, based on the conversion ratio set forth in Section 3 and the Fuel Schedule (which will be incorporated into the Supply Agreement), and if IPGH procures Oil from sources other than from such Oil supplier to produce the ordered quantities of Biodiesel, RCL shall ship the deficiency to IPGH's Plant within seventy-five (75) days after the termination of such calendar quarter or at the discretion of RCL, RCL may request instead that IPGH pass through the costs of such deficient Oil amount in the Price Calculation set forth in Exhibit C hereof, provided that such deficiencies were not due to IPGH's negligence in submitting the purchase orders to the Oil supplier in a timely fashion. If IPGH is negligent, then RCL shall have no obligation to ship any deficient Oil amounts. If, at the end of any such calendar quarter, the Oil supplier has shipped an excess of Oil to IPGH based on the conversion ratio set forth in Section 3, such excess shall be purchased by IPGH within thirty (30) days of the end of the calendar quarter at the RCL cost plus transportation and delivery fees. If, at the termination of this Agreement, IPGH still has an excess of Oil, the parties shall mutually agree whether IPGH shall deliver to RCL any such excess or pay RCL the then current market price of the Oil as agreed upon by RCL and IPGH.

(c) Delivery of Pure Biodiesel. If a third-party Blender is used, then all deliveries of Pure Biodiesel shall be made FCA (the RCL Designated Vessel) to such third party Blender or Blender’s agent. Title and risk of loss shall pass to the third party Blender at the time the Pure Biodiesel passes the last permanent flange connection between the hose and the RCL designated vessel at the loading terminal for delivery to the third party Blender. If IPGH does the blending, then the Pure Biodiesel shall remain at its plant and no delivery will occur at this time. Subject to paragraph (d) below, Blender shall be responsible for clearing the Pure Biodiesel for export and obtaining all relevant export licenses.

(d) Delivery of Blended Biodiesel. All deliveries of Blended Biodiesel shall be made FCA (the RCL Designated Vessel) to RCL’s or its agents’ vessels. Delivery arrangements will be per RCL's direction, but only in accordance with previously agreed methods and modes of delivery. Title and risk of loss shall pass to RCL at the time the Blended Biodiesel is set aside by the Blender at the RCL designated vessel for delivery to RCL. Blender’s obligation to clear the Pure Biodiesel for export and obtain all relevant export licenses pursuant to paragraph (c) above shall be assigned to RCL who will clear the Blended Biodiesel for export and obtain all relevant export licenses, thus not requiring any prior clearances for the Pure Biodiesel.

(e) Delivery Facilities. IPGH’s Plant shall be capable of delivering waterborne cargoes, barges and shipments of Biodiesel in a reasonably effective manner. IPGH will supply RCL with a list of technical delivery capabilities and compatibilities. RCL will endeavor to utilize transportation methods and agents that are fully compatible with existing IPGH capabilities but acceptance will not be unreasonably withheld. In no case shall IPGH or RCL endure undue financial hardship imposed by RCL or IPGH delivery requirements or compatibilities; any expenses incurred as a result of any party’s failure to comply with such requirements or compatibilities shall be taken by that party.

(f) Storage Facilities. From and after the date the IPGH Plant is Commissioned, IPGH shall provide to RCL with sufficient storage capacity to accommodate the delivery to IPGH of at least [****] of Oil at any time, plus store all the Pure Biodiesel ordered by RCL in accordance with its Annual Forecast then in effect.

(g) Blending Facilities. If a third-party Blender is utilized, then IPGH shall provide such Blender with access to the RCL designated vessel or suitable blending facilities on the IPGH Plant premises, as the case may be, in order to allow the third-party Blender to take advantage of all available tax incentives.

(h) Measurement. The quantity of Biodiesel sold and purchased under this Agreement shall be measured in gallons, determined at the time of each delivery by an independent inspector mutually approved by IPGH, RCL and the third party Blender if applicable. If RCL or IPGH has reason to believe that the quantity of Pure Biodiesel or Blended Biodiesel for a particular delivery is incorrect, the disputing Party shall within five (5) days of the date of delivery, present the other Party with documentation supporting such determination and the Parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quantity, if justified, for the deliveries in question. If the parties cannot agree on the foregoing, then either party shall have the right to submit such claim to arbitration pursuant to Section 15 hereof.

6. Product Warranty

(a) Specifications of Pure Biodiesel. Subject to the provisions of Section 7, IPGH warrants that the Pure Biodiesel supplied under this Agreement shall meet or exceed RCL Standards and be substantially the same in performance and properties as the Reference Sample (collectively, the “Pure Specifications”) provided however that the Oil supplied by RCL meets

[****]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or exceeds the specifications set forth in Exhibit A hereof. From time to time the parties may agree to modify the Pure Specifications. Notice of such change will be provided in writing and each party shall have 60 days from the date of such notice to provide notice of acceptance of such change. If such change has any effect on the Cost of refining the Pure Biodiesel and supplying it under this Agreement, RCL and IPGH agree to negotiate in good faith such modifications in compensation as needed. Neither RCL nor IPGH shall be compelled to accept any change to the Pure Specifications.

(b) Specifications of Blended Biodiesel. Subject to the provisions of Section 7, IPGH as blender warrants that the Blended Biodiesel supplied under this Agreement shall meet or exceed the registration requirements for fuels and fuel additives established by the Environmental Protection Agency (“EPA”) under section 211 of the Clean Air Act and the RCL Standards set forth in Exhibit A (collectively, the “Blended Specifications”). From time to time the parties may agree to modify the Blended Specifications. Notice of such change will be provided in writing and each party shall have 60 days from date of such notice to provide notice of acceptance of such change; provided that Blender shall accept whatever changes RCL and IPGH agree upon, if Blender is a person other than IPGH. If such change has any effect on the cost of blending the Biodiesel and supplying it under this Agreement, the third party Blender (if applicable), RCL and IPGH agree to negotiate in good faith such modifications in compensation as needed. Neither RCL nor IPGH shall be compelled to accept any change to the Blended Specifications.

(c) Disclaimer. EXCEPT AS PROVIDED IN SUBSECTIONS (a), (b) AND (c) OF THIS SECTION 6, NEITHER RCL, IPGH NOR THE THIRD PARTY BLENDER (IF APPLICABLE) MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO OIL, BLENDED BIODIESEL, PURE BIODIESEL OR BIODIESEL AND SPECIFICALLY MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7. Limitation of Liability

(a) Representations of Parties.

(i) RCL Representations: RCL warrants to IPGH (and, if applicable, the third-party Blender) its proper use of the Biodiesel, and RCL assumes all risks and liabilities for results of its use of the Biodiesel, whether used alone or in combination with other substances.

(ii) IPGH Representations: IPGH represents and warrants to RCL the suitability of the Pure Biodiesel and if IPGH did the blending, then also the suitability of the Blended Biodiesel so long as the Biodiesel meets the Blended Specifications set forth herein.

In the event that RCL uses a third-party supplier and that supplier delivers the Oil to IPGH, then RCL and IPGH agree to process the oil, even if it fails to meet all applicable technical standards under a “best efforts” standard and in a way that mitigates any harm to IPGH.

(b) Claims. The parties have agreed on test procedures (the “Test Procedures”) for the Oil. Both IPGH and RCL shall have the right to test the Oil upon delivery by the supplier to IPGH. The third party Blender (if applicable) shall have the right to test the Pure Biodiesel upon delivery by IPGH, and RCL shall have the right to test the Blended Biodiesel upon delivery by IPGH or the third party Blender, as the case may be. If the blender is IPGH, then RCL shall have the right to test the Pure Biodiesel prior to it being blended. Such tests conducted in accordance with each Test Procedure shall be conclusive as to the compliance of the Oil, Pure Biodiesel and Blended Biodiesel, as the case may be, to the relevant Specifications. Failure to adhere to Test Procedures at the point of delivery of the Oil to IPGH, the Pure Biodiesel to the third party Blender, if applicable, (and if IPGH is the blender then it assumes the obligation to test the Pure Biodiesel and confirm to RCL it meets with the Specifications set forth herein) or of the Blended Biodiesel to RCL, shall, in each instance, be deemed a waiver of the Oil Specifications, Pure Specifications and the Blended Specifications, as the case may be. Claims with respect to defective Oil, Pure Biodiesel or Blended Biodiesel, short delivery, or nondelivery, shall be deemed waived unless made in writing and received by RCL, IPGH and if applicable, by the third party Blender, within ninety (90) days after date of delivery or date fixed for delivery or notification of delivery, as the case may be.

(c) RCL’s Exclusive Remedy. Except as set forth in Section 3(b) above, RCL’s exclusive remedy for any cause of action arising hereunder shall be limited to the following: (1) if RCL’s claim relates to lack of, or incomplete delivery of, a Biodiesel order, or any loss or damage to RCL’s Biodiesel, and RCL paid for such fuel in advance, then IPGH’s liability is limited to the cost to RCL of the undelivered, lost or damaged Biodiesel plus transportation charges paid by RCL and the incremental costs of buying any replacement fuel or, at IPGH’s option, the replacement of such Biodiesel with Biodiesel conforming to the Specifications; provided IPGH can deliver in accordance with the Fuel Schedule, otherwise the provisions of Section 3(b) above shall govern the procurement of fuel by RCL; or (2) if RCL’s claim relates to any other loss with respect to the Oil, Blended Biodiesel, Pure Biodiesel or Biodiesel, IPGH’s liability is limited to (i) the Blender Price plus transportation charges paid by RCL with respect to the Biodiesel as to which the claim is made and the incremental costs of buying the replacement fuel, or (ii) at IPGH’s option, the replacement of such Biodiesel with Biodiesel conforming to the Specifications. Notwithstanding the foregoing, if RCL’s cause of action arising hereunder relates to Blended Biodiesel blended by a third party Blender, then such Blender shall be liable to the extent described above, as if it were IPGH.

(d) Blender’s Exclusive Remedy. If the Blender is a person other than IPGH, then the parties agree that Blender’s exclusive remedy for any cause of action arising hereunder shall be limited to the Blender Profit with respect to the Biodiesel as to which the claim is made. This limitation shall be incorporated into such Blender’s written agreement with RCL and IPGH.

(e) Damages. No party to this Agreement shall be liable to any other for prospective profits or special, indirect, or consequential damages whether or not such loss or damage is based on contract, warranty, negligence, indemnity, strict liability, or otherwise.

8. Excuse of Performance

In case performance of any terms or provisions hereof shall be delayed or prevented, other than to pay amounts due when owed, because of compliance with any law, decree,

request or order of any governmental agency or authority, either local, state or federal, or because of riots, war, public disturbances, floods, acts of God, accidents of navigation, breakdown or failure of transportation or transportation facilities, breakdown or failure of, or injury to, the facilities used for the production, manufacture, receiving, handling, delivery, or consumption of Oil or Biodiesel, inability to obtain raw materials, catalysts, chemicals, fuel, power, labor, containers or transportation facilities, or for any other reason (whether or not of the same class or kind as herein set forth) which is not within the control of the party whose performance is interfered with and which by the exercise of reasonable diligence said party is unable to prevent, the party so suffering may at its option suspend performance during the period such cause continues, and no liability shall attach against any party on account thereof. If affecting IPGH, IPGH may apportion its available supply of Biodiesel among its purchasers, including its own affiliates, on an equitable basis without incurring liability for failure to perform this contract. The provision of this paragraph shall not be available to any party which fails to use reasonable diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch. The requirement that any force majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party or parties.

9. Taxes

RCL shall reimburse IPGH for any increase in taxes, excluding any increase in any tax measured by or with respect to net income, excises or other related charges, which IPGH may be required to pay to any national, state, or local government measured by the production, delivery, use, possession, or storage of the products; provided such reimbursement is calculated based on the Refinery Price or Blender Price, as the case may be.

10. Termination

Notwithstanding Section 1 hereof, this Agreement may be terminated under any of the following conditions:

(a)	Termination by RCL. RCL shall have the option of terminating this Agreement by written notice to IPGH and, if applicable, the third party Blender under the following circumstances:

(i)

for any reason upon no less than six (6) months’ written notice to IPGH and, if applicable, the third party Blender; provided that RCL pay IPGH a fee (the “Termination Fee”), no later than thirty (30) days after the termination date of this Agreement, which shall be the lower of (A) the projected Cost and Profit (as defined at Section 4(a)) for the purchase of the Minimum Quantity for the remainder of the Initial Term or Renewal Term, as applicable, (B) twenty percent (20%) of the total construction and start-up costs of IPGH’s Plant, as certified by IPGH and RCL, prorated for the amount of time this Agreement was in effect, or (C) thirteen million dollars ($13,000,000). During the course of this Agreement, should RCL and IPGH agree to modify the Minimum Quantity, the Termination Fee will be apportioned pro-rata to the reduction or increase of the Minimum

Quantity. The parties expressly agree that the Termination Fee is intended as liquidated damages and not as a penalty to reimburse IPGH for additional costs and expenses in building a larger plant than it would otherwise have constructed but for RCL’s requirements of Biodiesel. In the event of termination by RCL pursuant to this Subsection 10(a)(i), neither RCL nor IPGH shall be liable to the third party Blender (if one existed) for any costs and expenses;

(ii)	upon no less than one (1) month’s written notice to IPGH, and if applicable to the third party Blender, without liability to either of them in the event that IPGH is excused from performing any of its responsibilities hereunder in accordance with Section 8 hereof for the duration of one Sailing Season;

(iii)	if IPGH fails to abide by any material terms and conditions of this Agreement and such failure or default is not remedied within sixty (60) days after receipt of notice in writing from RCL;

(iv)	if Imperium fails to timely pay any amounts due (principal and/or interest) under either of those two (2) promissory notes dated August 3, 2007 by and between Imperium and RCL in the principal amounts of $4,000,000 and $10,000,000 respectively or fails to abide by RCL’s decision to convert the debt pursuant to Section 6 of the convertible promissory note;

(v)	if any law or regulation makes the performance by RCL of any obligation under this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining such party from performing such obligation is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, that if there exists a legal way for RCL to accomplish the purposes of this Agreement without added expense to IPGH, or if RCL agrees to pay such expense, this Agreement shall not be cancelled and the Agreement reformed to provide for performance in a manner that is legal, subject to payment of the added expense, if any, by RCL;

(vi)	if IPGH becomes insolvent or files for bankruptcy or is the subject of an involuntary liquidation proceeding; or

(vii)	if the IPGH Plant is not Commissioned on time or IPGH breaches its delivery guarantee of the Maximum Quantity pursuant to Section 3(a) hereof.

Termination by RCL of this Agreement pursuant to this Section 10(a) shall be without limitation of RCL’s other available rights and remedies.

(b) Termination by IPGH. IPGH shall have the option of terminating this Agreement by written notice to RCL and, if applicable, the third party Blender under the following circumstances:

(i) upon no less than one (1) month’s written notice to RCL, and if applicable to the third party Blender, without liability to either of them in the event that RCL is excused from performing any of its responsibilities hereunder in accordance with Section 8 hereof for the duration of a Sailing Season;

(ii) if RCL fails to abide by any of the terms and conditions of this Agreement, and such failure or default is not remedied within sixty (60) days after receipt of notice in writing from IPGH;

(iii) if law or regulation makes the performance of any obligation under this Agreement by IPGH illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining such party from performing such obligation is entered and such judgment, injunction, order or decree shall become final and nonappealable, provided, that if there exists a legal way for IPGH to accomplish the purposes of this Agreement without added expense to RCL, or if IPGH agrees to pay such expense, this Agreement shall not be cancelled and the Agreement reformed to provide for performance in a manner that is legal, subject to payment of the added expense, if any, by IPGH; or

(iv) if RCL becomes insolvent or files for bankruptcy or is the subject of an involuntary liquidation proceeding.

Termination by IPGH of this Agreement pursuant to this Section 10(b) shall be without limitation of IPGH’s other available rights and remedies.

11. Confidentiality

Except as otherwise required by law or as set forth below, no party will disclose to any third party (other than an affiliate of such party) the substance of this Agreement. Furthermore, all non-public or proprietary information that each party learns about the other’s business shall be kept strictly confidential and shall be used solely for the purpose of administering this Agreement. No party shall issue a press release or public statement regarding the existence of this Agreement, the terms thereof, or the proposed transaction. Nothing herein shall prohibit any disclosures by either party required by law, such as those required under the securities laws of the United States, but in such event the disclosing party shall seek confidential treatment to the extent feasible.

12. Amendment and Waiver

This Agreement, the Supply Agreement and the Operating Agreement (as defined below) with respect to the latter, so long as both Parties remain Members of IPGH, constitute the full understanding among the parties hereto with reference to the subject matter hereof, and no statements or agreements, oral or written, made prior to or at the signing hereof shall vary or modify the written terms hereof, and no party shall claim any amendment, modification, or release from any provision hereof by mutual agreement, acknowledgment, or acceptance of purchase order forms, or otherwise, unless such agreement is in writing, signed by the other parties, and specifically stating that it is an amendment to this Agreement, the Supply Agreement or the Operating Agreement, as the case may be. The “Operating Agreement” for purposes of this Section shall mean that certain Operating Agreement of IPGH by and among Imperium, RCL, et. al. dated as of September 30, 2006.

13. Assignment

This Agreement shall not be assigned, in whole or in part, by IPGH or RCL without the prior written consent of the other. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted delegates and assigns.

14. Notice

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, deposited in the United States mail, postage prepaid (certified or registered), documented overnight delivery service, or facsimile or electronic mail (receipt confirmed and followed by a hard copy, hand delivered or mailed through the United States mail or overnight delivery service) for mailing to the party at the address or facsimile number shown below. Notices shall be deemed to have been received and given upon delivery, if delivered by hand, as of two (2) days after depositing in the US mail in the case of registered or certified mail, and as of the date of transmission, in the case of all other means. A party that sends a notice to any party to this Agreement shall send at the same time copies of such notice to the other parties to this Agreement.

To IPGH, delivered or addressed:	Imperium Grays Harbor, LLC
Attention: Martin Tobias, CEO
1741 First Avenue South Third Floor Seattle, WA 98134
Facsimile No.: (206) 254-0204

To RCL, delivered or addressed:	Royal Caribbean Cruises Ltd.
Attention: Vice President of Supply Chain
1050 Caribbean Way Miami, FL 33132
Facsimile No.: 305-982-2966

With a copy to Legal Department
(same address)
Facsimile No. 305-539-0562

or to such other address or addresses as may be specified from time to time in a written notice given by the party entitled to receive any such notice.

15. Governing Law; Arbitration; Injunctive Relief

(a) Governing Law. The formation of this Agreement and the rights and obligations of the parties hereunder shall be exclusively governed by and exclusively construed in accordance with the laws of the State of New York, excluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

(b) Jurisdiction. Any disputes shall be resolved by conciliation, and, failing that, by arbitration according to the Commercial Rules of the American Arbitration Association, using one arbitrator selected in accordance with the rules of the American Arbitration Association. Proceedings shall be conducted in Seattle, WA. The parties shall be entitled to the taking of discovery pursuant to the Federal Rules of Civil Procedure. The decision of the arbitrator shall be binding on the parties. A request for interim measures by a party to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(c) Injunctive Relief. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the breach of certain provisions of this Agreement would cause the other irreparable harm for which monetary damages would be inadequate, in which case the aggrieved party may seek injunctive relief before a court of competent jurisdiction.

16. Relationship of the Parties

Under this Agreement, IPGH’s relationship to RCL, and, if a third party Blender is involved, its relationship to IPGH and RCL, is that of purchaser and seller. All personnel employed by IPGH and by the third party Blender (if applicable) in the performance of this Agreement shall be deemed for all purposes employees of IPGH and the third party Blender, respectively, and not of RCL. Nothing herein shall be construed to constitute this relationship as a joint venture or partnership.

17. Indemnity.

Notwithstanding any provisions or limitations of this Agreement to the contrary:

(a) Indemnification Against Third-Party Claims or Liabilities. Each Party (the “Indemnifying Party”) shall, to the fullest extent permitted by law and to the extent provided herein, indemnify, defend and hold harmless the other Party and each trustee, director, officer, employee, attorney, agent and affiliate of the other Party (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, judgments, awards, assessments, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, arising from or in connection with (i) the ownership, purchase, sale, exchange, transfer, handling, storage or transportation of Oil, Blended Biodiesel or Pure Biodiesel (collectively “Products”), or (ii) the design, development, construction, commissioning and operation of the IPGH Plant with respect to which IPGH shall be the only indemnifying party, or (iii) the operation of any other storage, processing, blending or transportation facility, pipeline, vehicle or vessel (collectively “Facilities”) by the Indemnifying Party, or negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein by the Indemnifying Party, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Parties in writing, provided, failure to give prompt notice shall not constitute a breach of this Agreement except and to the extent actual prejudice results therefrom. The Indemnified Party shall not make any admission or agree to any settlement or compromise, or consent to any judgment without prior written consent of the Indemnifying Party. The Indemnifying Party shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (i) the Indemnifying Party agrees to pay such fees and expenses, or (ii) the Indemnifying Party shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party. All such fees and expenses payable by the Indemnifying Party pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Party shall be payable by the Indemnifying Party upon demand by such Indemnified Party. The obligations of the Indemnifying Party under this Section 17 shall survive any termination of this Agreement.

(b) Indemnification with Respect to Product Discharges. For the purposes of Subsection 17(a) above, the Indemnifying Party shall be solely responsible for and will unconditionally indemnify, defend and hold harmless the Indemnified Parties with respect to any claim or cause of action, costs, suits, judgments, awards or assessments of any manner whatsoever arising directly or indirectly with respect to any leak, spill, release or discharge of Products in possession of the Indemnifying Party or held or being transported in the IPGH Plant, the Indemnifying Party's Facilities or facilities of any of its affiliates or contractors, including any gradual, sudden or catastrophic emission or release of transported or sequestered material, contamination of atmosphere, soil or groundwater, damage to adjoining properties or rights of third parties, regardless of whether the Indemnifying party or its affiliates of contractors has or have engaged in any negligent, wrongful or unlawful acts or omissions. IPGH is required to procure and maintain General Liability and Products Liability insurance, at commercially reasonable levels, issued by an A.M. Best “A” rated underwriter.

(c) Waiver of Contribution. The Parties expressly agree and acknowledge that the indemnification and defense obligations set forth in Subsection 17(a) are in lieu of any right to bring any action between themselves with respect to contribution or apportionment of damages in the event they are both named or found liable as joint tortfeasers in any third-party claim, suit or proceeding. Each Party, for itself, successors and assigns, waives any right to bring any such contribution or apportionment claim. Neither Party shall on its own or jointly with any third party, assert any such claim for contribution or apportionment against the other Party.

(d) Equity Holder Indemnification. In any instance in which RCL is named as a party or found liable with respect to any third-party claim, suit or proceeding solely by reason of RCL’s status as a minority equity holder in IPGH, IPGH shall indemnify, defend and hold harmless RCL and each trustee, director, officer, employee, attorney, agent and affiliate of RCL regardless of whether IPGH or any other equity participant or creditor thereof shall be entitled as a matter of law or otherwise to assert and recover any such contribution or apportionment against RCL, provided, however, that (i) this Subsection 17(d) shall not relieve RCL of any indemnification obligations pursuant to Subsection 17(a) or (b) hereof, and (ii) the indemnification provision of this Subsection 17(d) shall not apply in any instance in which (y) RCL or its representatives took any unlawful action, or (z) any act or omission of RCL has caused IPGH or its equity holders to lose limited liability status under applicable law.

18. Representations and Warranties.

Each Party represents and warrants that such Party (a) has the corporate powers to execute and enter into this Agreement and the other agreements and transactions contemplated herein; (b) has taken all corporate action necessary to be duly authorized to enter into and perform this Agreement and the other agreements and transactions contemplated herein, including adoption of all necessary resolutions of its governing body at a duly noticed and convened meeting thereof or by unanimous consent in the manner required pursuant to its governing documents and applicable law for the purposes of all matters herein and the indemnification provisions of this Agreement, (c) has duly executed and delivered this Agreement, and (d) this Agreement constitutes the valid, legally binding obligation of such Party, enforceable by its terms.

19. Severability

In the event any provision of this Agreement is declared illegal or unenforceable, it is the intent of the parties that the remaining provisions shall continue in full force and effect, provided that the fundamental considerations which induced the parties to enter into this Agreement remain valid.

20. Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile or electronically transmitted signatures), each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the day and year first above written.

IMPERIUM GRAYS HARBOR, LLC		ROYAL CARIBBEAN CRUISES, LTD.

By:	/s/ Martin Tobias	By:	/s/ Richard D. Fain
Martin Tobias, Manager
		Title:	Chairman and CEO

Exhibit A: Reference Sample Properties

[****]

[****]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B: Joinder of Guarantor

The undersigned, Imperium Renewables, Inc., a Washington corporation (“Guarantor”), hereby guarantees (the “Guaranty”) the obligations of Imperium Grays Harbor, LLC, a Washington limited liability company wholly-owned by Guarantor (“IPGH”), its successors, assigns and transferees under that certain Biodiesel Purchase Agreement by and between IPGH and Royal Caribbean Cruises, Ltd., a Liberian Corporation (“RCL”), dated January 31, 2006 and subsequently amended of even date herewith (the “Agreement”).

In the event of default by IPGH in the performance of its obligations under the Agreement, the Guarantor shall, upon demand and without further notice of dishonor and without any notice having been given to the Guarantor previous to such demand, perform and/or pay all amounts due under the Agreement.

This Guaranty is for the benefit of RCL. Furthermore, Guarantor hereby agrees that any changes, modifications, amendments, or waivers to the Agreement shall not impair the validity and enforceability of this Guaranty, which is a guaranty of payment, performance and compliance.

If the undersigned should breach or fail to perform any provisions of this Guaranty, the undersigned agrees to pay RCL all costs and expense (including court costs and reasonable attorney’s fees) incurred by RCL in the enforcement thereof.

This Guaranty shall be enforceable against the Guarantor in the same venue and through the same arbitration process identified in the Agreement.

NOW THEREFORE, the undersigned has executed this Guaranty as of the 20th day of September, 2006.

IMPERIUM RENEWABLES, INC.,
a Washington corporation

By:	/s/ John Plaza
John Plaza, President

Exhibit C: Price Calculation Components

[****]

[****]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D: Confirmation for Blending

CONFIRMATION No.[    ]

Date:	[ ]

To:	[ ]

From:	[ ]

CC:	[ ]

Dear [                    ]

This Confirmation (“Confirmation”) is made between Imperium Grays Harbor, LLC, a Washington limited liability company with offices located at 1418 Third Avenue, Suite 300, Seattle, WA 98101 (“IPGH”), Royal Caribbean Cruises, Ltd., a Liberia corporation with offices located at 1050 Caribbean Way, Miami, FL 33132, (“RCL”), and                             , a                             with offices located at                              (“Blender”). The terms of this Confirmation as between IPGH and RCL are in addition to and shall be governed by the terms of the Second Amended and Restated Biodiesel Purchase Agreement dated as of July     , 2007 by and between IPGH and RCL (the “Purchase Agreement”) which are incorporated herein by reference. In the event of a conflict between a particular term or terms of this Confirmation and the Purchase Agreement, the affected term or terms of this Confirmation shall control unless otherwise agreed to in writing by the Parties thereto.

Please execute the copy of this Confirmation and return it to us by facsimile and the original by courier.

1.	SUMMARY OF COMMERCIAL TERMS

IPGH shall sell and deliver to Blender, and Blender shall purchase and receive from IPGH, Pure Biodiesel for subsequent sale to RCL subject to the terms and conditions of this Confirmation:

Quantity:	[please insert number] Gallons of Pure Biodiesel (B100)

Delivery Period:	[Please insert number of days or other period]

Term:	The period from [Please insert day & month, 200[ ]] to the later of (i) [Please insert day & month, 200[ ]] or (ii) until delivery and payment of the full quantity has taken place.

Destination:	[RCL to insert destination after blending]

Price:	USD [please insert price] per Gallon of Pure Biodiesel FCA (RCL Designated Vessel).

Assignment:	Société Générale as Administrative Agent

Payment:	Payment will be deposited by RCL into that certain Lockbox Account No. at Bank. Blender will deposit the Net Payment (as defined in the Purchase Agreement) into the Lockbox Account along with its invoice.

2.	MEASUREMENT

2.1	The Quantity of the Biodiesel sold and purchased under this Confirmation shall be measured in gallons, determined at the time of each delivery by an independent inspector mutually appointed by IPGH, RCL and the third party Blender, if applicable.

2.2	If IPGH or RCL has reason to believe that the quantity of Biodiesel for a particular delivery is incorrect, the disputing Party shall within five (5) days of the date of delivery, present the other Party with documentation supporting such determination and the Parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quantity, if justified, for the deliveries in question. If the parties cannot agree on the foregoing, then either party shall have the right to submit such claim to arbitration in accordance with Section 15 of the Purchase Agreement.

3.	QUALITY, SAMPLING AND ANALYSIS

3.1	The Pure Biodiesel sold and delivered to the Blender hereunder, and the Blended Biodiesel delivered to RCL following the blending, shall meet the RCL Standards set forth in Exhibit A to the Purchase Agreement.

3.2	All sampling will be carried out in accordance with the ASTM test method provided in the RCL Standards. Both IPGH and the Blender agree to promptly provide RCL with a complete copy of any Laboratory Certificate.

3.3	IPGH shall cause all deliveries hereunder to be sourced from a dedicated storage tank unless otherwise agreed by RCL.

[signature page follows]

IMPERIUM GRAYS HARBOR, LLC		ROYAL CARIBBEAN CRUISES, LTD.

By:		By:
John Plaza, Manager
Fax:	206.254.0203	Title:
		Fax:	305.982.2966 (Vice President of Supply Chain); and 305.539.0562 (Legal Department).

Blender

By:
Title:
Fax:

Exhibit E: $4.0 million Promissory Note

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSFER IS IN ACCORDANCE WITH RULE 144 OR A SIMILAR RULE AS THEN IN EFFECT UNDER THE ACT OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

IMPERIUM RENEWABLES, INC.

PROMISSORY NOTE

August 3, 2007
$4,000,000.00	Seattle, Washington

FOR VALUE RECEIVED, Imperium Renewables, Inc., a Washington corporation (the “Company”), promises to pay to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Holder”), in lawful money of the United States of America the principal sum of Four Million Dollars ($4,000,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to seven percent (7.0%) per annum computed on the basis of the actual number of days elapsed and a year of 365 days, and compounded annually. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under this Note, shall be due and payable on the earlier of: (i) the closing of the Company’s initial public offering of common stock to the public pursuant to a Registration Statement on Form S-1 declared effective by the Securities and Exchange Commission; or (ii) October 31, 2007. This promissory note is one of two promissory notes issued to the Holder in connection with the amendments set forth in that certain Second Amended and Restated Biodiesel Purchase Agreement (the “Purchase Agreement”) by and between a subsidiary of the Company, Imperium Grays Harbor LLC, a Washington limited liability company, and the Holder, of even date herewith. This Note is not secured.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Company” shall mean Imperium Renewables, Inc. and any Person which shall succeed to or assume the obligations of the Company under this Note.

(b) “Event of Default” shall have the meaning set forth in Section 4 hereof.

(c) “Holder” shall mean the Holder specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(d) “Note” shall mean this Note, as amended, modified or supplemented.

(e) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

2. Interest. Accrued interest on this Note shall be due and payable at such time as the outstanding principal amount hereof shall be payable.

3. Prepayment. The Company may prepay this Note at any time in its sole discretion without penalty.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) business days of such due date;

(b) Event of Default under Note B. The occurrence or existence of an Event of Default (as defined in Note B) under that certain promissory note by the Company in favor of the Holder of even date herewith in the principal amount of $10,000,000 (“Note B”);

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing;

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement;

(e) Material Judgment. The entry of any judgment or order against the Company that could reasonably be expected to have a material adverse effect on the businesses, prospects or operations of the Company, taken as a whole, which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution; or

(f) Termination or Material Breach of Purchase Agreement. If the Purchase Agreement is terminated pursuant to Section 10 thereof or IPGH fails to abide by any material terms and conditions of the Purchase Agreement and such failure or default is not remedied within sixty (60) days after receipt of notice in writing from RCL.

5. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default described in Sections 4(a), 4(d) or 4(e) and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 4(b) or 4(c), immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

6. Successors and Assigns. Neither this Note nor any of the rights, interests or obligations hereunder may be transferred, in whole or in part, by the Company or the Holder. Notwithstanding the foregoing, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Holder.

8. Notices. Any notice given pursuant to this Note shall be in writing and delivered in person, via facsimile machine or electronic mail (receipt confirmed and followed by a hard copy), sent by documented overnight delivery service or mailed by certified or registered mail, postage prepaid, to the appropriate party or parties at the addresses referenced below, or to such other address as the parties may hereinafter designate. Unless otherwise specified in this Note, all such notices and other written communications shall be effective (and considered received for purposes of this Note) (i) if delivered by hand, upon delivery, (ii) if by facsimile machine or electronic mail, on the day of transmission, if not a business day then on the following business day, (iii) if sent by documented overnight delivery service, on the date delivered, or (iv) if mailed via first-class regular mail, two (2) days after depositing in the U.S. Mail. Notices shall be sent (x) if to the Company, to the address set forth below, or such other address as the Company may provide to the Holder in writing, or (y) if to the Holder, to the address for the Holder set forth below, or such other address as the Holder may provide to the Company in writing.

If to the Company:	Imperium Renewables, Inc.
	Address:	1418 Third Avenue
		Suite 300
		Seattle, Washington 98101

	Facsimile:	206.254.0204

If to the Holder:	Royal Caribbean Cruises Ltd.
	Address:	1050 Caribbean Way
		Miami, Florida 33132
		Attn: Vice President of Supply Chain

	Facsimile:	305.982.2966

With a copy to Legal Department
(same address)

Facsimile:	305.539.0562

9. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then applicable legal maximum rate, then that portion of the interest payment representing an amount in excess of the then applicable legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

10. Waivers. To the fullest extent permitted by law, the Company hereby: (a) waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to the principal amount due and any interest accrued; and (b) waives any right to immunity from any such action or proceeding and waive any immunity or exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of loans.

11. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions of the State of New York, or of any other state. Any disputes shall be resolved by arbitration according to the Commercial Rules of the American Arbitration Association, using one arbitrator selected in accordance with the rules of the American Arbitration Association. Proceedings shall be conducted in Seattle, WA. The parties shall be entitled to the taking of discovery pursuant to the Federal Rules of Civil Procedure. The decision of the arbitrator shall be binding on the parties. A request for interim measures by a party to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the breach of certain provisions of this Agreement would cause the other irreparable harm for which monetary damages would be inadequate, in which case the aggrieved party may seek injunctive relief before a court of competent jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

COMPANY:	IMPERIUM RENEWABLES, INC.

	By:	/s/ Martin Tobias
	Name:	Martin Tobias
	Title:	Manager

[Signature Page to Promissory Note]

Exhibit F: $10.0 million Promissory Note

THIS NOTE AND THE SHARES OF CAPITAL STOCK THAT MAY BE ISSUED PURSUANT TO THE CONVERSION OF THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSFER IS IN ACCORDANCE WITH RULE 144 OR A SIMILAR RULE AS THEN IN EFFECT UNDER THE ACT OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

IMPERIUM RENEWABLES, INC.

CONVERTIBLE PROMISSORY NOTE

August 3, 2007

$10,000,000.00	Seattle, Washington

FOR VALUE RECEIVED, Imperium Renewables, Inc., a Washington corporation (the “Company”), promises to pay to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Holder”), in lawful money of the United States of America the principal sum of Ten Million Dollars ($10,000,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to seven percent (7.0%) per annum computed on the basis of the actual number of days elapsed and a year of 365 days, and compounded annually. Unless this Note is earlier converted in full pursuant to the terms of Section 6 hereof, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable under this Note, shall be due and payable on the earlier of: (i) the closing of the Company’s initial public offering of common stock to the public pursuant to a Registration Statement on Form S-1 declared effective by the Securities and Exchange Commission (the “IPO”); or (ii) June 30, 2008 (the earliest to occur of (i) and (ii), the “Maturity Date”). This promissory note is one of two promissory notes issued to the Holder in connection with the amendments set forth in that certain Second Amended and Restated Biodiesel Purchase Agreement (the “Purchase Agreement”) by and between a subsidiary of the Company, Imperium Grays Harbor LLC, a Washington limited liability company (“IPGH”) and the Holder, of even date herewith. This Note is not secured.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Company” shall mean Imperium Renewables, Inc. and any Person which shall succeed to or assume the obligations of the Company under this Note.

(b) “Equity Financing” shall mean the Company’s closing of the sale of common stock or preferred stock, or any other equity convertible into common or preferred stock, after the date of this Note to one or more investors pursuant to a round of private equity financing conducted for capital raising purposes.

(c) “Event of Default” shall have the meaning set forth in Section 4 hereof.

(d) “Holder” shall mean the Holder specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(e) “Note” shall mean this Note, as amended, modified or supplemented.

(f) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

2. Interest. Accrued interest on this Note shall be due and payable at such time as the outstanding principal amount hereof shall be payable.

3. Prepayment. The Company may prepay this Note at any time in its sole discretion without penalty.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) business days of such due date;

(b) Failure to Convert. The Company fails to abide by Holder’s decision to convert the Note pursuant to Section 6 hereof;

(c) Event of Default under Note A. The occurrence or existence of an Event of Default (as defined in Note A) under that certain promissory note by the Company in favor of the Holder of even date herewith in the principal amount of $4,000,000 (“Note A”);

(d) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing;

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement;

(f) Material Judgment. The entry of any judgment or order against the Company that could reasonably be expected to have a material adverse effect on the businesses, prospects or operations of the Company, taken as a whole, which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution; or

(g) Termination or Material Breach of Purchase Agreement. If the Purchase Agreement is terminated pursuant to Section 10 thereof or IPGH fails to abide by any material terms and conditions of the Purchase Agreement and such failure or default is not remedied within sixty (60) days after receipt of notice in writing from RCL.

5. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default described in Sections 4(a), 4(b), 4(e) or 4(f) and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 4(c) or 4(d), immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

6. Conversion.

(a) Unless this Note has earlier been paid in full or converted pursuant to its terms, if at any time prior to the Maturity Date the Company has closed an Equity Financing, the Holder may elect to convert some or all of the principal and accrued interest due on this Note into fully paid and nonassessable shares of capital stock of the Company (i.e. common or preferred stock or any other equity convertible into common or preferred stock) sold to investors in the Equity Financing. Upon such election to convert in connection with an Equity Financing, the Holder shall be entitled to receive in respect of such conversion of this Note pursuant to this Section 6(a) a number of shares of capital stock of the Company sold to investors in the Equity Financing equal to the quotient of (A) the amount of principal and accrued interest that Holder desires to convert pursuant to this Section 6(a), divided by (B) the lowest price at which the Company has sold shares of capital stock to investors in the Equity Financing, rounded down to the nearest whole share.

(b) As soon as practicable after conversion of this Note, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder, a certificate or certificates representing the number of fully paid and nonassessable shares of the securities to which the Holder shall be entitled on such conversion. No fractional shares will be issued on conversion of this Note. If the Holder would otherwise be entitled to a fractional share, the Holder shall receive in lieu thereof a cash payment equal to the price per share of the equity security issued to the Holder in the transaction, multiplied by the fraction of a share the Holder would otherwise be entitled to receive.

7. Successors and Assigns. Neither this Note nor any of the rights, interests or obligations hereunder may be transferred, in whole or in part, by the Company or the Holder. Notwithstanding the foregoing, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

8. Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Holder.

9. Notices. Any notice given pursuant to this Note shall be in writing and delivered in person, via facsimile machine or electronic mail (receipt confirmed and followed by a hard copy), sent by documented overnight delivery service or mailed by certified or registered mail, postage prepaid, to the appropriate party or parties at the addresses referenced below, or to such other address as the parties may hereinafter designate. Unless otherwise specified in this Note, all such notices and other written communications shall be effective (and considered received for purposes of this Note) (i) if delivered by hand, upon delivery, (ii) if by facsimile machine or electronic mail, as of the day of transmission, if not a business day then on the following business day, (iii) if sent by documented overnight delivery service, on the date delivered, or (iv) if mailed via first-class regular mail, two (2) days after depositing in the U.S. Mail. Notices shall be sent (x) if to the Company, to the address set forth below, or such other address as the Company may provide to the Holder in writing, or (y) if to the Holder, to the address for the Holder set forth below, or such other address as the Holder may provide to the Company in writing.

If to the Company:	Imperium Renewables, Inc.
	Address:	1418 Third Avenue
		Suite 300
		Seattle, Washington 98101

	Facsimile:	206.254.0204

If to the Holder:	Royal Caribbean Cruises Ltd.
	Address:	1050 Caribbean Way
		Miami, Florida 33132
		Attn: Vice President of Supply Chain

	Facsimile:	305.982.2966

	With a copy to Legal Department
	(same address)

	Facsimile:	305.539.0562

10. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then applicable legal maximum rate, then that portion of the interest payment representing an amount in excess of the then applicable legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

11. Waivers. To the fullest extent permitted by law, the Company hereby: (a) waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to the principal amount due and any interest accrued; and (b) waives any right to immunity from any such action or proceeding and waive any immunity or exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of loans.

12. Governing Law; Jurisdiction. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions of the State of New York, or of any other state. Any disputes shall be resolved by arbitration according to the Commercial Rules of the American Arbitration Association, using one arbitrator selected in accordance with the rules of the American Arbitration Association. Proceedings shall be conducted in Seattle, WA. The parties shall be entitled to the taking of discovery pursuant to the Federal Rules of Civil Procedure. The decision of the arbitrator shall be binding on the parties. A request for interim measures by a party to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the breach of certain provisions of this Agreement would cause the other irreparable harm for which monetary damages would be inadequate, in which case the aggrieved party may seek injunctive relief before a court of competent jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

COMPANY:	IMPERIUM RENEWABLES, INC.

	By:	/s/ Martin Tobias
	Name:	Martin Tobias
	Title:	Manager

[Signature Page to Convertible Promissory Note]